Exhibit 10.1

UNITED COMMUNITY FINANCIAL CORP.

DEFERRED COMPENSATION PLAN

ADOPTED

EFFECTIVE JANUARY 1, 2016

UNITED COMMUNITY FINANCIAL CORP.

DEFERRED COMPENSATION PLAN

WHEREAS, United Community Financial Corp. (“Employer”), an Ohio corporation, desires to establish the United Community Financial Corp. Deferred Compensation Plan (“Plan”) effective January 1, 2016 to provide competitive total compensation to its key employees so the Employer can attract and retain the executive talent necessary to drive the success of the Employer, and allow its key employees to defer portions of their Compensation in order to provide flexibility to the individual in his or her financial planning.

WHEREAS, the Plan is intended to comply with all applicable law, including §409A of the Code and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.

NOW, THEREFORE, effective January 1, 2016, the Employer adopts the United Community Financial Corp. Deferred Compensation Plan for the purpose of providing deferred compensation to selected key employees.

I. DEFINITIONS

1.01 “Account” means the unfunded liability of the Employer established under the Plan in the name of each Participant which reflects the value of the Contributions and any Earnings thereon.

1.02 “Administrator” means the Employer unless another person or entity has been designated by the Employer pursuant to Section 7.06 to administer the Plan on behalf of the Employer.

1.03 “Aggregated Plans” means this Plan and any other like-type plan or arrangement of the Employer in which a Participant participates and as to which the Plan or Applicable Guidance requires the aggregation of all such nonqualified deferred compensation in applying Code §409A.

1.04 “Applicable Guidance” means as the context requires Code §§83, 409A, Treas. Reg. §1.83, Treas. Reg. §1.409A-1 through -6, or other written Treasury or IRS guidance regarding or affecting Code §§83 or 409A, including, as applicable, any Code §409A guidance in effect prior to January 1, 2016.

1.05 “Beneficiary” means the person or persons entitled to receive Plan benefits in the event of a Participant’s death.

1.06 “Board” means the Board of Directors of United Community Financial Corp.

1.07 “Change in Control” means, as to an Employer which is a corporation, a change: (i) in the ownership of the Employer; (ii) in the effective control of the Employer; or (iii) in the ownership of a substantial portion of the assets of the Employer, within the meaning of Treas. Reg. §1.409A-3(g)(5) or in Applicable Guidance.

1.08 “Change in the Employer’s Financial Health” means an adverse change in the Employer’s financial condition as described in Applicable Guidance.

1.09 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Compensation” means compensation as defined in Elections 9 through 11 of the Savings

Plan with the following modifications:

(A) Any elective deferrals made under Section 3.01 of this Plan shall be added back; and

(B) Any distributions from this Plan, including any distributions which are taxable when distributed shall be excluded.

1.11 “Contributions” means Corrective Deferrals, Corrective Matching Contributions, and Corrective Nonelective Contributions as described in Sections 3.01 through 3.03.

1.12 “Contribution Sub Account” shall mean the portion of the Participant’s Account attributable to the Contributions described in Sections 3.01 through 3.03.

(A) “Corrective Deferral Sub Account” means the portion of a Participant’s Account attributable to Corrective Deferrals as described in Section 3.01 and Earnings thereon.

(B) “Corrective Matching Contributions Sub Account” means the portion of a Participant’s Account attributable to Corrective Matching Contributions as described in Section 3.02 and Earnings thereon.

(C) “Corrective Nonelective Contributions Sub Account” means the portion of a Participant’s Account attributable to Corrective Nonelective Contributions as described in Section 3.03 and Earnings thereon.

1.13 “Corrective Distribution” means the amount of any Savings Plan excess contribution (as defined under Code Section 401(k)(8)) which is distributable to a Participant.

1.14. “Deferred Compensation” means the Participant’s Account attributable to Corrective Deferrals and Employer Contributions and includes Earnings on such amounts. “Compensation Deferred” is Compensation that the Participant or the Employer has deferred under this Plan. Compensation is Deferred Compensation if: (i) under the terms of the Plan and the relevant facts and circumstances, the Participant has a Legally Binding Right to Compensation during a Taxable Year that the Participant has not actually or constructively received and included in gross income; and (ii) pursuant to the Plan terms, the Compensation is payable to or on behalf of the Participant in a later Taxable Year. Deferred Compensation includes separation pay paid pursuant to a separation pay plan except as otherwise described in Treas. Reg. §1.409A-1(b)(9) relating to certain excluded involuntary or voluntary Separation from Service or window programs and certain reimbursements, medical benefits, in-kind benefits and limited payments. Deferred Compensation excludes certain “short-term deferrals” and all other items described in Treas. Reg. §§1.409A-1(b)(3), (4), (5), (6), (8), (10), (11) and (12) or in other Applicable Guidance.

1.15 “Disability” means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months is (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees. The Employer will determine whether a Participant has incurred a Disability based on its own good faith determination and may require a Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will be deemed to have incurred a Disability if: (i) the Social Security Administration determines that the Participant is totally disabled; or (ii) the applicable insurance company providing disability insurance to the Participant under an Employer sponsored disability program determines that a Participant is disabled under the insurance contract definition of disability, provided such definition complies with the definition in this Section 1.15.

1.16 “Earnings” means Trust earnings, gain or loss applicable to a Participant’s Account.

1.17 “Effective Date” of the Plan is January 1, 2016.

1.18 “Employee” means a person or entity (as described in Treas. Reg. §1.409A-1(f)(1), and who is on the cash receipts and disbursements method of accounting for Federal income tax purposes) providing services to the Employer in the capacity of a common law employee of the Employer.

1.19 “Employer” means United Community Financial Corp. and includes all persons with whom the Employer would be considered a single employer under Code §§414(b) or (c).

1.20 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.21 “409A Amount” means any Deferred Compensation under the Plan. In determining 409A Amounts, the rules of Section 1.03 regarding Aggregated Plans apply.

1.22 “Legally Binding Right” means, in reference to Compensation, the grant by the Employer to the Participant of a right to Compensation where, after the Participant has performed the services which created the Legally Binding Right, the Compensation is not subject to unilateral reduction or elimination by the Employer or any other person, The Employer, based on the facts and circumstances and in accordance with Treas. Reg. §1.409A-1(b)(1), will determine: (i) whether a Legally Binding Right exists; or (ii) whether a Legally Binding Right does not exist on account of the existence of negative discretion which has substantive significance to reduce or eliminate the Compensation.

1.23 “Participant” means an Employee who has been designated by the Board pursuant to Article II to participate hereunder.

1.24 “Plan” means United Community Financial Corp. Deferred Compensation Plan, the Trust, if any, and all notices, forms, elections, and other written documentation to which the Plan refers. For purposes of applying Code §409A requirements: (i) this Plan is an account balance plan under Treas. Reg. §1.409A-1(c)(2)(A) and (B); and (ii) this Plan constitutes a separate plan for each Participant. This Plan does not constitute: (i) a Code §401(a) plan with an exempt trust under Code §501(a); (ii) a Code §403(a) annuity plan; (iii) a Code §403(b) annuity; (iv) a Code §408(k) SEP; (v) a Code §408(p) Simple IRA; (vi) a Code §501(c)(18) trust to which an active participant makes deductible contributions; (vii) a Code §457(b) plan; or (viii) a Code §415(m) plan.

1.25 “Retirement Age” means the date the Participant attains age 65.

1.26 “Savings Plan” means The Home Savings & Loan Company 401(k) Savings Plan.

1.27 “Separation From Service” means the Employee’s termination of employment with the Employer whether on account of death, retirement or otherwise.

(A) Insignificant or Significant Service/Presumptions. The Employer will determine whether an Employee has terminated employment (and incurred a Separation from Service) based on whether the facts and circumstances as described in Treas. Reg. §1.409A-1(h)(1)(ii). An Employee incurs a Separation from Service if the parties reasonably anticipate, based on the facts and circumstances, the Employee will not perform any additional services after a certain date or that the level of bona fide services (whether performed as an Employee or as a Contractor) will permanently decrease to no more than 49% of the average level of bona fide services performed (whether performed as an Employee or as a Contractor) over the immediately preceding 36-month period (or, if less, the period the employee has rendered service to the Employer) (“average prior service”). An Employee is presumed to have incurred a Separation from Service if the Employee’s service level decreases to 49% or less than the average prior service and an Employee is presumed to not have incurred a Separation from Service if the Employee’s service level continues at a rate which is 50% or more of the average prior service.

(B) Effect of Leave. An Employee does not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Employer. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months. A leave of absence constitutes a bona fide leave of absence for this Section only if there is a reasonable expectation that the Employee will return to perform services for the Employer. Where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 6 months, and where the Participant cannot perform his/her duties or the duties of any substantially similar position, in determining when a Separation from Service occurs, the above 6 month period is 29 months unless the Employer or the Employee terminate the leave sooner. For purposes of determining average prior service under Section 1.27(A), during a paid leave of absence which is not a Separation From Service, the Employee is treated as rendering bona fide services at a level that would have been required to earn the amount paid during the leave. If the leave of absence is unpaid, the leave period is disregarded in determining average prior service.

(C) “Employer” for Purposes of Separation Rules. The “Employer” for purposes of applying this Section (determining Separation from Service under the Plan) means Employer as defined under Section 1.19 but by applying 50% in lieu of 80% in applying Code §§414(b) and (c).

(D) Dual Capacity. If a Participant renders service to the Employer both in the capacity as an Employee and as a contractor (or changes status from Employee to contractor or vice versa), the Participant must incur a Separation from Service in both capacities to constitute a Separation from Service. For this purpose, if a Participant renders service both as an Employee and as a member of the Employer’s board of directors, the director services are disregarded in determining whether the Participant has incurred a Separation from Service as to this Plan provided that the plans are not Aggregated Plans.

(E) Certain Asset Sales. In accordance with and subject to Treas. Reg. §1.409A-1(h)(4), if the Employer sells its assets to an unrelated party purchaser where the Participants otherwise would incur a Separation from Service and where such Participants will provide services to the purchaser after the sale closing, the Employer and the purchaser retain discretion no later than the asset sale closing date to specify in writing whether the Participants will incur a Separation from Service. In making such determination, the Employer and the purchaser must treat all affected Participants consistently.

1.28 “Service Year” means a Participant’s Taxable Year in which the Participant performs services which give rise to Compensation.

1.29 “Specified Employee” means a Participant who is a key employee as described in Code §416(i), disregarding paragraph (5) thereof. If a Participant is a key employee at any time during the 12 months ending on September 30 (the “identification date”), the Participant is a Specified Employee for the 12 month period commencing on the January 1 following the identification date. In the case of a spin-off or merger, or in the case of nonresident alien Employees, the Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. §1.409A-1(i) and other Applicable Guidance.

1.30 “Substantial Risk of Forfeiture” means as to 409A Amounts, Compensation which is payable conditioned: (i) on the performance of substantial future services by any person including the Participant; or (ii) on the occurrence of a condition related to a purpose of the Compensation, and where under clause (i) or (ii) the possibility of forfeiture is substantial. A condition related to the purpose of the Compensation relates to the Participant’s performance for the Employer or to the Employer’s business activities or organizational goals. A Substantial Risk of Forfeiture does not include any addition of a condition after a Legally Binding Right to the Compensation arises or any extension of a period during which the Compensation is subject to a Substantial Risk of Forfeiture. Compensation is not subject to a Substantial Risk of Forfeiture merely because payment is conditioned on the Participant’s refraining from performing services. Compensation is not subject to a Substantial Risk of forfeiture beyond the date or time that the Participant otherwise could have elected to receive the Compensation unless the amount of Compensation (disregarding Earnings) is materially greater than the amount of Compensation that the Participant otherwise could have elected to receive. As such, a Participant’s Corrective Deferrals generally may not be made subject to a Substantial Risk of Forfeiture. In determining whether the possibility of forfeiture is substantial in the case of rights to Compensation granted to a Participant who owns significant voting power or value in the Employer, the Employer in accordance with Treas. Reg. §1.409A-1(d)(3) and Applicable Guidance, will take into account all relevant facts and circumstances.

1.31 “Taxable Year” means the 12 consecutive month period ending each December 31.

1.32 “Trust” means the trust described in Section 6.01 of the Plan.

1.33 “Unforeseeable Emergency” means: (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a Beneficiary or the Participant’s dependent (as defined in Code §152 but without regard to Code §§152(b)(1), (b)(2) and (2)(1(B); (ii) loss of the Participant’s or Beneficiary’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The Employer will determine whether a Participant or Beneficiary incurs an Unforeseeable Emergency based on the relevant facts and circumstances and in accordance with Treas. Reg. §1.409A-3(i)(3) or Applicable Guidance, but in any case, the Plan may not make payment to the extent that the Unforeseeable Emergency may be relieved: (i) through reimbursement or compensation by insurance or otherwise; or (ii) by liquidation of the Participant’s assets to the extent that such liquidation of assets would not itself cause severe financial hardship; or (iii) by the Participant’s cessation of Corrective Deferrals under the Plan. The Plan must limit the amount of any payment based on Unforeseeable Emergency to the amount that is reasonably necessary to satisfy the emergency need, which may include amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the payment. However, the Employer in determining “necessity” may disregard amounts available as a hardship distribution or a loan from a qualified plan or as an unforeseeable emergency distribution from another nonqualified plan. The Employer will permit payment based on all events that will constitute an Unforeseeable Emergency. The Employer will not pay a Participant any Deferred Compensation based an Unforeseeable Emergency unless the Participant requests such payment on a form the Employer provides for this purpose, the Employer determines that the payment would qualify under the Plan terms as being based on the Participant’s Unforeseeable Emergency, and the Employer in its sole discretion otherwise approves the payment. Neither a Participant’s request or failure to request an Unforeseeable Emergency payment nor the Employer’s acceptance or rejection of such a request is a change payment election under Applicable Guidance.

1.34 “Valuation Date” means the last day of each Taxable Year and such other dates as the Employer may determine.

1.35 “Vested” means Deferred Compensation which is not subject to a Substantial Risk of Forfeiture or to a requirement to perform further services for the Employer.

II. ELIGIBILITY

2.01 Participant Designation.

Any Employee whose Compensation exceeds the lesser of $100,000 or the annual §401(a)(17) limit, is an officer of the Employer, or who is designated by the Administrator shall be eligible to participate in this Plan. In no event shall any individual who is not within the designated group and who would not be considered to be in a select group of management or highly compensated employees be eligible to participate in this Plan. No distribution shall be made to an Employee who ceases to meet the eligibility conditions of this Plan until such time as the distribution would be made pursuant to Article V.

III. CONTRIBUTIONS AND BENEFITS

3.01 Corrective Deferrals.

(A) Limitations. Each Participant may elect to defer either (1) zero percent (0%) or (2) one hundred percent (100%), and only such percentages, of any Corrective Distribution of elective deferrals and earnings thereon that such a Participant may be entitled to receive to the Plan.

(B) Election Form and Timing. Each Participant must make his or her Corrective Deferral election on an election form the Employer provides for that purpose. The election form may be completed by paper, electronic or telephonic means no later than the latest of the applicable times specified below in this Section 3.01(B).

(1) General Timing Rule. Except as otherwise provided in this Section 3.01(B), a Participant must deliver his or her election to the Administrator no later than the end of the Taxable Year prior to the Service Year for which the Corrective Distribution applies (i.e. the “Plan Year” under the terms of the Savings Plan).

(2) New Participant. If an Employee first becomes a Participant on a date which is not the first day of a Taxable Year, the Participant’s Corrective Deferral Election shall be effective no earlier than the first Taxable Year immediately following the date such Participant becomes eligible to participate under Section 2.01.

(C) Election Changes/ Irrevocability. A Participant’s election made prior to the Section 3.01(B) deadline becomes irrevocable as to a Taxable Year following the last day on which a Participant may make an election under Section 3.01(B) for such Taxable Year. A Participant may make any number of changes to his/her Corrective Deferral election during the period prior to the election becoming irrevocable.

(D) Election Duration/Cancellation. A Participant’s Corrective Deferral election shall remain in effect only for the duration of the Taxable Year for which the Participant makes the election. A Participant, subject to Plan requirements regarding election timing, may make a new election, or may revoke or modify an existing election effective no earlier than the next Taxable Year, provided that under Section 5.03, a Participant may cancel an existing and otherwise irrevocable election for a Taxable Year at any time following the Participant’s receipt of an Unforeseeable Emergency distribution or of a distribution from the Employer’s 401(k) plan based upon hardship within the meaning of Treas. Reg. §1.401(k)-1(d)(3).

3.02 Corrective Matching Contributions.

(A) Each Participant who is eligible to receive a Matching Contribution as defined under the Savings Plan shall be entitled to receive a Corrective Matching Contribution as defined herein. The Corrective Matching Contribution is the amount equal to the excess, if any, of A minus B, where:

“A” is the Matching Contribution which would have been contributed to the Savings Plan and allocated to the Participant’s account (pursuant to Election 24 of the Savings Plan) for the Taxable Year, determined without the limitations imposed by the nondiscrimination testing requirements under Code §401(a)(4)(pursuant to Election 37 of the Savings Plan) calculated using the Participant’s Compensation for the Taxable Year; and

“B” is the actual Matching Contribution made on behalf of the Participant pursuant to Election 24 of the Savings Plan for the Taxable Year.

(B) Timing. The Employer shall credit the Corrective Matching Contribution, if any, to the Participant’s Corrective Matching Contributions Sub Account as soon as administratively feasible following its determination in accordance with this Section 3.02.

3.03 Corrective Nonelective Contributions

(A) Each Participant who is eligible to receive a Discretionary Nonelective Contribution in accordance with Elections 27 and 28 under the Savings Plan shall be entitled to receive a Corrective Nonelective Contribution as defined herein. The Corrective Nonelective Contribution is the amount equal to the excess, if any, of C minus D, where:

“C” is the Discretionary Nonelective Contribution which would have been contributed to the Savings Plan and allocated to the Participant (pursuant to Elections 27 and 28 of the Savings Plan) for the Taxable Year, determined without the limitations imposed by the nondiscrimination testing requirements under Code §401(a)(4) calculated using the Participant’s Compensation for the Taxable Year; and

“D” is the actual Discretionary Nonelective Contribution made on behalf of the Participant’s Account as determined in accordance with Elections 27 and 28 of the Savings Plan for the Taxable Year.

(B) Timing. The Employer shall credit the Corrective Nonelective Contribution, if any, to the Participant’s Corrective Nonelective Contributions Sub Account as soon as administratively feasible following its determination in accordance with this Section 3.03.

IV. VESTING

A Participant’s Corrective Deferral Sub Account shall always be 100% nonforfeitable.

A Participant’s Corrective Matching Contribution Sub Account and Corrective Nonelective Contribution Sub Account shall vest in accordance with the provisions of the Savings Plan as follows:

Years of Service	Nonforfeitable Percentage
Less than 3	0%
3 or more	100%

In the event of the Participant’s death, Disability, attainment of Retirement Age, or in the event of a Change In Control of the Employer, a Participant’s Corrective Matching Contribution Sub Account and Corrective Nonelective Contribution Sub Account shall be 100% nonforfeitable.

V. BENEFIT PAYMENTS

5.01 Distribution Events. The Plan will pay to the Participant the 409A Amount of the Participant’s Account following the earlier of the Participant’s Separation from Service or death. Payment will commence as specified under Section 5.02. In the event of the Participant’s death, the Plan will pay to the Participant’s Beneficiary the 409A Amount of the Participant’s Account or any remaining amount thereof if benefits to the Participant already have commenced, as the Plan permits.

(A) Payment to Specified Employees. Notwithstanding anything to the contrary in the Plan or in a Participant or Employer payment election, the Plan will not make payment to a Specified Employee, based on Separation from Service, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death), except as permitted under this Section 5.01(A). Any payments that otherwise would be payable to the Specified Employee during the foregoing 6 month period will be accumulated and delayed until the first day of the month that is after the 6 month period. Additional payments, if any, will be paid in accordance with Sections 5.02 and 5.06 on the anniversary date of the first installment payment. This Section 5.01(A) does not apply to payments made on account of a domestic relations order, payments made because of a conflict of interest, or payment of employment taxes, all as described in Treas. Reg. 1.409A-3(i)(2)(i). This Section 5.01 also does not apply to any reimbursement or in-kind benefit which is separation pay but which is not Deferred Compensation as described in Section 1.14 and Applicable Guidance.

(B) Other Payment Events. In addition to the payment events under Section 5.01, the Plan may pay to a Participant all or any part of the 409A Amount of the Participant’s Account based upon an Unforeseeable Emergency. Payment will commence at the time and payment will be made in the form and method specified under Section 5.03.

5.02 Payment upon Separation from Service, Death or Change in Control.

(A) Three Annual Installments. In the event of (i) Participant’s Separation from Service other than for death or (ii) a Change in Control, the Participant’s Account shall be paid to the Participant in substantially equal annual installments over a period of three (3) years in substantially equal annual installments. The first installment shall commence as soon as practicable following the date of the Participant’s Separation from Service or the Change in Control, as applicable, and shall equal 1/3rd of the Account balance on the date the Participant has incurred a Separation from Service or the effective date of the Change in Control, as applicable. Following the initial installment distribution, subsequent installment distributions shall be paid on the anniversary date of each succeeding year thereafter, and shall be calculated by multiplying the Account balance on the payment date by a fraction of which the numerator is one and the denominator is one whole number less than the denominator of the fraction used in calculating the immediately preceding annual installment payment until one hundred percent (100%) of the value has been distributed to the Participant. Until the Plan pays the entire amount of a Participant’s Account, the Plan will continue to credit the Participant’s Account with Earnings, in accordance with Section 6.02.

(B) Payment Upon Death. Regardless of Section 5.02(A), if the Participant’s Separation From Service is a result of the Participant’s death, the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum payment as soon as feasible following Participant’s death. In the event the Participant dies after the commencement of distributions but prior to the complete distribution of his or her entire Account pursuant to Section 5.02(A), the remaining unpaid balance of the Participant’s Account shall be paid to the Participant’s Beneficiary in a single lump sum payment as soon as feasible following Participant’s death.

(C) No Acceleration-General Rule. Neither the Employer nor a Participant may accelerate the time or schedule of any 409A Amount scheduled to be paid under the Plan.

(D) Not an Acceleration. Certain actions as described in Treas. Reg. §§1.409A-3(j)(1), (2), (3), (5) and (6) are not an acceleration including: (i) certain payments made as a result of an intervening payment event and made in accordance with Plan; (ii) the Employer’s waiver or acceleration of the satisfaction of any condition constituting a Substantial Risk of Forfeiture provided that payment is made only upon a permissible payment event; (iii) the addition of death, Disability or Unforeseeable Emergency as payment events where such addition results in an earlier payment than would have occurred without the addition of such events (iv) an election to change Beneficiaries (including before the commencement of a life annuity) the if the time and form of payment does not change (except where under a life annuity a change in time of payments results solely from the different life expectancy of the new Beneficiary); or (v) a change to a cafeteria plan election (under Code §125(d)) resulting in a change in the Compensation Deferred under this Plan.

(E) Permissible Accelerations/ Including Cash-Out. Notwithstanding Section 5.03(C), the Employer, in its sole discretion and without any Participant discretion or election, operationally may elect accelerations of the time or schedule of payment from the Plan in any or all of the circumstances described in Treas. Reg. §1.409A-3(j)(4(ii) through (xiv). Such circumstances include, but are not limited to (i) the mandatory lump-sum payment of a Participant’s entire Vested 409A Amount at any time provided that the Employer evidences its discretion to make such payment in writing no later than the date of payment, the payment results in the termination and liquidation of the Participant’s interest under the Plan and all Aggregated Plans, and the payment amount does not exceed the applicable dollar amount under Code §402(g)(1)(B); (ii) a payment to an individual other than the Participant required under a domestic relations order under Code §414(p)(1)(B); (iii) a payment required under a certificate of divestiture under Code §1043(b)(2) relating to conflicts of interest; (iv) as it relates to the Deferred Compensation, a payment to pay the FICA tax under Code §§3101, 3121(a) and 3121(v)(2) and to pay income taxes at source on wages under Code §3401 or under corresponding provisions of state, local or foreign tax laws related to payment of the FICA and to pay additional income tax at source on wages attributable to pyramiding Section §3401 wages and taxes, but the total of all such payments may not exceed the aggregate of the FICA amount and the income tax withholding related to the FICA amount; (v) a payment to any affected Participant at any time that the Plan fails to meet the requirements of Code §409A and the regulations thereunder, provided that such payment may not exceed the amount required to be included in income as a result of such failure; (vi) cancellation of a Participant’s Corrective Deferral election on account of a payment based on Unforeseeable Emergency or a hardship distribution under Treas. Reg. §1.401(k)-1(d)(3); (vii) payment upon Plan termination in accordance with Section 7.03(B);

and (vii) payment to prevent the occurrence of a “nonallocation year” under Code §409(p) in accordance with Treas. Reg. §1.409A-3(j)(4) or other Applicable Guidance.

5.03 Unforeseeable Emergency. In addition to the payment events under Section 5.01, the Plan may pay to a Participant all or any part of the 409A Amount of a Participant’s Account based upon an Unforeseeable Emergency. The Employer shall require the Participant to provide appropriate written evidence to substantiate the existence of the Unforeseeable Emergency and the amount reasonably necessary to satisfy the emergency need consistent with the provisions of this Plan. Payment of the amount necessary to satisfy the emergency need, which may include amounts necessary to pay Federal, State or local income taxes or penalties reasonably anticipated to result from the payment, shall be paid in a single lump sum payment from the 409A Amount of the Participant’s Account by first reducing the Participant’s Corrective Deferrals for the current Taxable Year, then by reducing the remaining Account until the value covers the amount of the emergency need. In no event may the amount of the payment exceed the value of the Participant’s Account. The Plan will make payment to the Participant within 90 days following the Employer’s acceptance of the Participant’s Unforeseeable Emergency Payment request. If that 90-day period spans more than one Taxable Year of the Participant, the Participant will not have any discretion over the Taxable Year of payment.

5.04 Withholding. The Employer will withhold from any payment made under the Plan and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under Federal, state or local law, including Notice 2005-1, Notice 2006-79, Notice 2008-115 and other Applicable Guidance; however, the Participant will be solely liable for any and all taxes applicable on such distributions.

5.05 Beneficiary Designation. A Participant may designate a Beneficiary (including one or more primary and contingent Beneficiaries) to receive payment of any Vested amount remaining in the Participant’s Account at death. The Employer will provide each Participant with a form for this purpose and no designation will be effective unless made on that form and delivered to the Employer. A Participant may modify or revoke an existing designation of Beneficiary by executing and delivering a new designation to the Employer. In the absence of a properly designated Beneficiary, the Employer will pay a deceased Participant’s Vested Account to the Participant’s surviving spouse and if none, to the Participant’s estate. If a Beneficiary is a minor or otherwise is a person whom the Employer reasonably determines to be legally incompetent, the Employer may cause the Plan or Trust to pay the Participant’s Vested Account to a guardian, trustee or other proper legal representative of the Beneficiary. The Plan’s or Trust’s payment of the deceased Participant’s benefit to the Beneficiary or proper legal representative of the Beneficiary completely discharges the Employer, the Plan and Trust of all further obligations under the Plan.

5.06 Payments Treated as Made on Payment Date.

(A) Certain Late Payments. The Plan’s payment of Deferred Compensation is deemed made on the Plan required payment date or payment election required payment date even if the Plan makes payment after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date provided that the Participant is not able, directly or indirectly, to designate the calendar year of payment; (iii) in case the Employer cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control (or the control of the Participant’s estate), in the first calendar year in which payment is practicable; (iv) in case the making of the payment on the specified date would jeopardize the Employer’s ability to continue as a going concern, in the first calendar year of the Participant in which the payment would not have such effect. The Employer may cause the Plan or Trust to pay a Participant’s 409A Account on any date which satisfies this Section 5.06(A) and that is administratively practicable following any Plan specified payment date or the date specified in any valid payment election.

(B) Disputed Payments. In the event of a dispute between the Employer and a Participant as to whether Deferred Compensation is payable to the Participant or as to the amount thereof, or any other failure to pay, payment is treated as paid on the designated payment date if such payment is made in accordance with Treas. Reg. §1.409A-3(g).

(C) Early Payments. The Employer also may cause the Plan or Trustee to pay on a date no earlier than 30 days before the specified payment date provided the Participant is not able, directly or indirectly, to designate the calendar year of the payment. Such “early” payments are not an accelerated payment under Section 5.02(C)

VI. TRUST AND PLAN EARNINGS

6.01 Unfunded Plan/Trust. The Employer intends this Plan to be an unfunded plan that is wholly or partially exempt under ERISA. No Participant, Beneficiary or successor thereto has any legal or equitable right, interest or claim to any property or assets of the Employer, including assets held in any Account under the Plan except as the Plan otherwise permits. The Employer’s obligation to pay Plan benefits is an unsecured promise to pay. The Employer intends to establish a trust or other arrangement as Applicable Guidance may prescribe in respect of its obligations under this Plan. If the Employer elects to create the Trust, the applicable provisions of the Plan continue to apply, including those of this Section 6.01. The Trustee will pay Plan benefits in accordance with the Plan terms or upon the Employer’s direction consistent with Plan terms. Unless the Employer establishes the Trust: (i) the Employer may elect to make notional contributions in lieu of actual contributions to the Plan; and (ii) the Employer may elect not to invest any actual Plan contributions. If the Employer elects to invest any actual Plan contributions, such investments may be held for the Employer’s benefit in providing for the Employer’s obligations under the Plan or for such other purposes as the Employer may determine. Any assets held in Plan Accounts remain subject to claims of the Employer’s general creditors and no Participant’s or Beneficiary’s claim to Plan assets has any priority over any general unsecured creditor of the Employer.

(A) Restriction on Trust Assets. Any directly or indirectly established Trust (or any other arrangement Applicable Guidance may describe), and the Trust assets must be and must remain located within the United States, except with respect to a Participant who performs outside the United States substantially all services giving rise to the Deferred Compensation. The Trust may not contain any provision limiting the Trust assets to the payment of Plan benefits upon a Change in the Employer’s Financial Health, even if the assets remain subject to claims of the Employer’s general creditors. For this purpose, the Employer, upon a Change in the Employer’s Financial Health, may not transfer Deferred Compensation to the Trust. The Employer (and any member of a controlled group which includes the Employer) during the “restricted period”, as defined in Code §409A(b)(3)(B), may not transfer Deferred Compensation to the Trust and the Trust may not be restricted to payment of Plan benefits, to the extent that such transfer or restriction would violate the at-risk limitation of Code §409A(b)(3). Any Trust the Employer establishes under this Plan shall be further subject to Applicable Guidance, compliance with which is necessary to avoid the transfer of assets to the Trust being treated as a transfer of property under Code § 83.

6.02 Earnings. The Trust earnings provisions apply to all Plan contributions and constitute Earnings for purposes of the Plan. Each Participant will have the right to direct the investment of the portion of the Trust that is attributable to the Plan’s obligation to that Participant. The Participant may only select investments designated by the Trustee. Investment elections made or to be made by the Participant will be subject to administrative rules and procedures established by the Administrator. If the Participant does not direct the investment of his or her Account, the Participant’s Account shall be treated as invested and reinvested in a default investment category subject to the administrative rules and procedures established by the Administrator until such time as a valid investment election is filed by the Participant. Earnings shall begin to accrue on any addition from the later of the date the addition is credited to the Participant’s Account or the date funds are transferred to the related Trust for investment. The Earnings rate to be used during any quarter shall be the actual Earnings during the period on the funds invested by the Employer on assets set aside for the purpose of paying benefits provided hereunder. In the event a Participant Separates from Service and is entitled to receive a distribution, the Participant’s Account shall be credited with Earnings for any portion of the year up to the Valuation Date used to determine the amount to distribute to the Participant (or Beneficiary). The Valuation Date shall be reasonably close in time to when the distribution is made in order to minimize lost Earnings to the Participant due to being uninvested. However, the Plan, the Administrator, and the Employer shall not be under any obligation to compensate the Participant for any potential earnings for the period after the Valuation Date and before the distribution is received by the Participant.

VII. MISCELLANEOUS

7.01 No Assignment. No Participant or Beneficiary has the right to anticipate, alienate, assign, pledge, encumber, sell, transfer, mortgage or otherwise in any manner convey in advance of actual receipt, the Participant’s Account. Prior to actual payment, a Participant’s Account is not subject to the debts, judgments or other obligations of the Participant or Beneficiary and is not subject to attachment, seizure, garnishment or other process applicable to the Participant or Beneficiary.

7.02 Not an Employment Contract. This Plan is not a contract for employment between the Employer and any Employee who is a Participant. This Plan does not entitle any Participant to continued employment with the Employer, and benefits under the Plan are limited to payment of a Participant’s benefit in accordance with the terms of the Plan.

7.03 Amendment and Termination.

(A) Amendment. The Employer reserves the right to amend the Plan at any time to comply with Code §409A, Treas. Reg. §1.409A and other Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Employer may make any such amendments effective immediately.

(B) Termination. The Employer may terminate, but is not required to terminate, the Plan and distribute Plan Accounts under the following circumstances:

(1) Dissolution/Bankruptcy. The Employer may terminate and liquidate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Deferred Compensation is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination and liquidation occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture within the meaning specified in Treas. Reg. §1.409A-1(d)(3) and Applicable Guidance; or (iii) in which the payment is administratively practicable.

(2) Change in Control. The Employer may terminate and liquidate the Plan by irrevocable action taken within the 30 days preceding or the 12 months following a Change in Control provided the Employer distributes all Plan Accounts (and must distribute the accounts under any Aggregated Plans which plan the Employer also must terminate and liquidate as to each Participant who has experienced the Change in Control) within 12 months following the Employer’s irrevocable action to terminate and liquidate the Plan.

(3) Other. The Employer may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Employer’s financial health; (ii) the Employer also terminates all Aggregated Plans in which any Participant also is a participant; (iii) the Plan makes no payments in the 12 months following the date of the Employer’s irrevocable action to terminate and liquidate the Plan other than payments the Plan would have made irrespective of Plan termination; (iv) the Plan makes all payments within 24 months following the date of the Employer’s irrevocable action to terminate and liquidate the Plan; and (v) the Employer within 3 years following the date of the Employer’s irrevocable action to terminate and liquidate the Plan does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(4) Applicable Guidance. The Employer may terminate the Plan under such other circumstances as Applicable Guidance may permit.

(C) Cessation of Future Contributions. The Employer may elect at any time to amend the Plan to cease future contributions as of a specified date. In such event, the Plan remains in effect (except those provisions permitting the frozen contribution type) until all Accounts are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.

7.04 Severability. If the Employer or any proper authority determines any provision of the Plan will cause taxation under Code §409A or is otherwise invalid, the remaining portions of the Plan will continue in effect and will be interpreted consistent with the elimination of the invalid provision.

7.05 Notice and Elections. Any notice given or election made under the Plan must be in writing and must be delivered or mailed by certified mail, to the Employer or to the Participant or Beneficiary as appropriate. The Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of delivery, or if given or made by certified mail, as of 3 business days after mailing.

7.06 Administration. The Employer will administer and interpret the Plan, including making a determination of the benefit due any Participant or Beneficiary under the Plan. As a condition of receiving any Plan benefit to which a Participant or Beneficiary otherwise may be entitled, a Participant or Beneficiary will provide such information and will perform such other acts as the Employer reasonably may request. The Employer may retain agents to assist in the administration of the Plan and may delegate to agents such duties as it sees fit. The decision of the Employer or its designee concerning the administration of the Plan is final and is binding upon all persons having any interest in the Plan. The Employer will indemnify, defend and hold harmless the Board and any Employee designated by the Board to assist in the administration of the Plan from any and all loss, damage, claims, expense or liability with respect to this Plan (collectively, “claims”) except claims arising from the intentional acts or gross negligence of the Employee.

7.07 Account Statements. The Employer from time to time will provide each Participant with a statement of the Participant’s Account as of the most recent Valuation Date. The Employer also will provide Account statements to any Beneficiary of a deceased Participant with a benefit remaining in the Plan.

7.08 Accounting. The Employer will maintain Accounts for each Participant as is necessary for proper administration of the Plan.

7.09 Costs and Expenses. Except for investment charges, which will be borne by the Account to which they pertain, the Employer will pay the costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Employer will pay costs, expenses or fees charged by or incurred by the Trustee (if any) only as provided in the Trust or other agreement between the Employer and the Trustee.

7.10 Reporting. The Employer will report Deferred Compensation for Employee Participants on Form W-2 for and on Form 1099-MISC for non-Employee Participants in accordance with Notice 2005-1 and Applicable Guidance.

7.11 ERISA Claims Procedure. If this Plan is established as a “top-hat plan” within the meaning of DOL Reg. §2520.104-23, the following claims procedure under DOL Reg. §2560.503-1 applies. For purposes of the Plan’s claims procedure under this Section 7.11, the “Plan Administrator” means the Employer. A Participant or Beneficiary may file with the Plan Administrator a written claim for benefits, if the Participant or Beneficiary disputes the Plan Administrator’s determination regarding the Participant’s or Beneficiary’s Plan benefit. However, the Plan Administrator will cause the Plan to pay only such benefits as the Plan Administrator in its discretion determines a Participant or Beneficiary is entitled to receive. The Plan Administrator under this Section 7.11 will provide a separate written document to affected Participants and Beneficiaries which explains the Plan’s claims procedure and which by this reference is incorporated into the Plan. If the Plan Administrator makes a final written determination denying a Participant’s or Beneficiary’s claim, the Participant or Beneficiary must file an action with respect to the denied claim within 180 days following the date of the Plan Administrator’s final determination.

7.12 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Ohio.

IN WITNESS WHEREOF, United Community Financial Corp. has executed this deferred compensation plan this 31st day of December, 2015.

UNITED COMMUNITY FINANCIAL CORP. AN OHIO CORPORATION

By:	/s/ Jude J. Nohra
Name:	Jude J. Nohra
Title:	General Counsel & Secretary